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                             Q&A FOR CAPITAL GROWTH
                             MERGER WITH GROWTH FUND

THE MERGER PROPOSAL:

Q. WHY IS CAPITAL GROWTH FUND MERGING WITH GROWTH FUND?

A. The Trustees voted to merge the Capital Growth Fund because they believe it is in the best interest of the existing shareholders.

- - Both funds present substantially similar investment objectives and investment policies.

- - Growth Fund has a superior 5-year track record and has achieved a larger asset size.

avg. ann.  total returns (6/30/95)    A  SH.   B  SH.        1 yr.                  5 yr               assets $(mill)
Growth Fund                                             27.89%   26.88%         10.02%   n/a          $165      $   6
Capital Growth Fund                                     14.58%   13.69%          4.07%   n/a          $ 74      $  12

- - Without the merger, the potential for your fund to attract significant assets is impeded.

Q. HOW WILL THIS BENEFIT MY INVESTMENT?

A. By merging with the larger Growth Fund, existing shareholders may benefit from the economies of scale in investment research, operations and other important areas.

THE PROXY/MERGER PROCESS:

Q. WHEN WERE PROXY STATEMENTS BEING MAILED?

A. Proxies were mailed on or about July 21st.

Q. IF I DON'T SEND IN MY BALLOT, IS IT AN AUTOMATIC "IN FAVOR" VOTE?

No. The only counted votes are those that are officially submitted (eg, by ballot). In fact, in order to certify a proxy vote, greater than 50% of the outstanding shares must be voted. If this quorum is not reached, additional mailings, at your Fund's expense, must be made.
        Exercise your right to vote on this important issue to your fund.

Q. WHAT PERCENTAGE IS REQUIRED TO PASS THE VOTE ON EACH MERGER?

A.  At least two-thirds of those votingwill carry the proxy vote.


                            FOR INTERNAL USE ONLY

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Q. WHAT DO I HAVE TO DO IF THE MERGER IS APPROVED?

A. Shareholders without issued share certificates don't need to do anything. If the proposal is approved, shares of the Capital Growth Fund will be automatically converted into shares of the Growth Fund. The conversion will work the same way as an exchange, except that it will not be treated as a taxable event.

Q. WHAT IF MY SHARES ARE IN CERTIFICATE FORM?

A. Shareholders with certificate shares must return them to John Hancock Investor Services. (Please be sure and let the broker know if there is an outstanding certificate.)

Q. IF APPROVED, WHEN WILL THE MERGER TAKE PLACE?

A. If shareholders approve this plan, the merger is expected to take place following the close of business on September 15, 1995. At that time, we will be able to provide more information about the conversion.

TAXES

Q. WILL I HAVE TO PAY TAXES ON THIS MERGER?

A. No this merger will be a non-taxable event.

Q. WILL I BE RECEIVING A CAPITAL GAIN DISTRIBUTION FROM THE CAPITAL GROWTH FUND/GROWTH FUND?

A. We do not anticipate that there will be a capital gain payment prior to the merger.

IN THE NEWSPAPER:

Q. HOW IS THE GROWTH FUND LISTED IN THE PAPER?

A. The Growth Fund is listed under the JOHN HANCOCK heading and is abbreviated Grwth.

                              FOR INTERNAL USE ONLY